Exhibit 99.1

9201 Central Expressway Dallas, TX 75231

Contacts:	Media – Jerry Ostergaard, Vice President of Public Relations, 630/522-5261
Investors – Andrew Albrecht, Vice President of Investor Relations, 404/475-4102
Company Contact – Thomas Lord, EVP of Corp. Develop. and CFO, 404/475-4100

XO COMMUNICATIONS BEGINS OPERATION

OF ALLEGIANCE TELECOM ASSETS

Purchase Expected to Close by End of Second Quarter

DALLAS, April 14, 2004 –Allegiance Telecom, Inc. (OTCBB: ALGXQ.OB) announced that XO Communications, Inc. (OTCBB: XOCM.OB) has entered into an operating agreement that will allow XO to operate the Allegiance assets it is acquiring under a previously announced purchase agreement, subject to Allegiance’s consent and in accordance with applicable law, regulations, and tariffs.  The operating agreement is in place until the final closing of the purchase agreement, expected by the end of June, 2004.

“We are moving very quickly to integrate the assets of Allegiance Telecom with XO, bringing together the best from both companies in terms of people, network facilities, technology and business processes,” said Carl Grivner, chief executive officer of XO Communications.  “The new XO will be unmatched by any other competitive local exchange carrier.  With the scale of our network facilities and broader range of products and customer services, we will be able to more aggressively challenge the entrenched regional Bell operating companies and offer businesses more choices for their local and national telecommunications needs,” added Grivner.

On February 13, 2004, XO Communications was selected as the winning bidder for Allegiance Telecom, which had filed for financial restructuring under Chapter 11 of the U.S. Bankruptcy Code on May 14, 2003.  The bankruptcy filings were made in the U.S. Bankruptcy Court in the Southern District of New York, case number 03-13057(RDD).  Under the terms of the purchase agreement, XO agreed to purchase, for approximately $311 million in cash and approximately 45.38 million shares of XO common stock, substantially all of the assets of Allegiance Telecom and its subsidiaries except for Allegiance’s customer premises equipment sales and maintenance business operated under the name of Shared Technologies, its dedicated dial up access services

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business operated under an agreement with Level 3 Communications, its shared hosting business and certain other Allegiance assets and operations.

On March 18, 2004, Allegiance filed its restructuring plan with the Bankruptcy Court and a hearing on the plan has been set for April 16, 2004.

About XO Communications

XO Communications is a leading broadband telecommunications services provider offering a complete set of telecommunications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.  XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband telecommunications services within and between more than 70 markets throughout the U.S.

About Allegiance Telecom

Allegiance Telecom is a facilities-based national local exchange carrier headquartered in Dallas, Texas. Allegiance Telecom is currently pursuing financial restructuring plans under Chapter 11 of the U.S. Bankruptcy Code, as previously announced on May 14, 2003.  As a leader in competitive local service for medium and small businesses, Allegiance offers “One source for business telecomTM” - a complete package of telecommunications services, including local, long distance, international calling, high-speed data transmission and Internet services and a full suite of customer premise communications equipment and service offerings. Allegiance serves 36 major metropolitan areas in the U.S. with its single source provider approach

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Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward- looking statements be subject to the safe harbors created thereby. The words “believes,” “expects,” “estimates,” “anticipates,” “plans,” “will be” and “forecasts” and similar words or expressions identify forward-looking statements made by or on behalf of the Company. These forward-looking statements were derived using numerous assumptions and are subject to many uncertainties and factors that may cause the actual results of the Company to be materially different from those stated in such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, the impact of the bankruptcy filing and transactions entered into in connection therewith (including the potential sale of some or all of the company’s assets and operations) on the Company’s business, the Company’s ability to timely and effectively provision new customers; the Company’s ability to obtain additional financing should it be necessary to do so; the Company’s ability to retain existing customers; the Company’s ability to develop and maintain efficient billing, customer service and information systems; and technological, regulatory or other developments in the industry and general economy that might adversely affect the Company.  Additional factors are set forth in the Company’s SEC reports, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.  The Company does not undertake any obligation to update or revise any forward-looking statement made by it or on its behalf, whether as a result of new information, future events or otherwise.